Velcera Signs Global Licensing Agreement for First Promist™ Product

Innovative canine pharmaceutical based upon Promist™ delivery to be developed and commercialized by a leading global animal health company

LANGHORNE, PA June 7, 2007 – Velcera, Inc., a company creating new and improved pet medicines based upon novel drug delivery, announced today it has entered into a global licensing agreement with Novartis Animal Health. The global agreement calls for Novartis to develop, register and commercialize a novel canine product utilizing Velcera’s patented oral mucosal drug delivery technology branded Promist™. While the terms of the Velcera-Novartis agreement are confidential, it calls for upfront payments, milestone payments along the development path and royalties based upon Novartis sales.

“Clearly, this agreement marks an explicit recognition by a leading global companion animal health company of the value and market fit of the Promist™ technology,” said Dennis Steadman, CEO of Velcera. “This novel canine product is our first product to enter the development pipeline and to have it licensed-in by Novartis, the fastest growing top-10 animal health company is an important milestone,” Steadman added.

Since beginning operations in May 2004, Velcera has: (1) built a management team comprised of leaders in the animal health industry, (2) developed proof of concept data demonstrating the Promist™ technology in canine, feline and equine, (3) initiated product development on two significant pet health products, (4) completed two rounds of private equity financing, (5) executed a merger to become a public company, and now (6) has executed a global licensing agreement on its first product in development. “This is the track record of accomplishments that our shareholders expect and I’m very pleased that we have the management team and technology to keep moving forward” Steadman said.

About Velcera, Inc.
Velcera is a development-stage company creating new and improved pet medicines based upon novel drug delivery that offers pharmacokinetic advantages and that can make administration of pet medicines both easier and more assured. The patented delivery (PROMISTTM) provides a metered dose liquid mist to the oral mucosa for systemic absorption.

Velcera: Breaking through to improve pet medicine

For more information, please contact:
Dennis Steadman
Phone: 215-579-7200
Fax: 215-579-8335
dsteadman@velcera.com

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause our actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “expects,” “plans,” ”believes,” “intends,” and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Risks that may affect forward-looking information contained in this press release include, without limitation, the risk that the results of clinical trials may not support our claims and our lack of experience in developing and commercializing pet pharmaceutical products. Additional risks are described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 2007. We assume no obligation to update these statements, except as required by law.

www.velcera.com